Exhibit 5.1
November 28, 2007
Ladies and Gentlemen:
     We have acted as counsel for Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Reg. No. 333-145569), as amended (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering 8,846,154 shares of the Company’s common stock, no par value (the “Common Stock”), relating to (i) the offer and sale by the Company of 5,695,246 shares of Common Stock (the “Company Shares”), (ii) the offer and sale by the selling shareholders listed on Schedules A-1 and A-2 to the Underwriting Agreement (the “Selling Shareholders”) of 1,997,062 shares of Common Stock (the “Secondary Shares”), and, (iii) if exercised, the offer and sale by the Company of up to 1,153,846 shares of Common Stock to cover over-allotments (the “Company Additional Shares”), each to the underwriters (the “Underwriters”) pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, the Selling Shareholders, Thomas Weisel Partners LLC, Cannacord Adams Inc. and Pacific Growth Equities, LLC. As used herein, the terms “Company Shares” and “Company Additional Shares” include any additional shares that the Company may subsequently register under the Securities Act pursuant to a registration statement filed by the Company with the Commission pursuant to Rule 462(b) of the Commission (a “Rule 462(b) Registration Statement”).
     In connection with our representation of the Company, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as each amended to date; (iii) the form of the Underwriting Agreement; and (iv) such other proceedings, documents and records, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed necessary to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
     Based on the foregoing, we are of the opinion that:
     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.
     2. The Company Shares and the Company Additional Shares, when the price thereof has been determined by action of a designated pricing committee of the Company’s Board of Directors, and when issued and paid for in the manner contemplated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.
     3. The Secondary Shares have been duly and validly issued and are fully paid and nonassessable.
     We are qualified to practice law in the State of Wisconsin and we do not purport to be experts on the law other than that of the State of Wisconsin and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States.
     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, to the incorporation by reference of this opinion into any Rule 462(b) Registration Statement that the Company subsequently may file with the Commission and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP